UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Motorola, Inc.
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May 1, 2007

Dear Fellow Stockholder:

RE-ELECT YOUR BOARD OF DIRECTORS

VOTE THE WHITE PROXY CARD TODAY

          Motorola’s 2007 Annual Meeting of Stockholders is less than one week away. Your Board of Directors strongly opposes Carl Icahn’s nomination for election to the Board. Carl Icahn’s principal argument in support of his effort to gain a seat on your Board is that your Board is in need of a “fresh perspective” and that he is the person to provide it. Your Board disagrees, having added five new independent directors over the past three years. As you make this important voting decision, we ask all stockholders to consider the following:

Some have asked “What’s the harm in putting Carl Icahn on the Board?”

          Board decisions should be based on what is in the BEST interests of all stockholders. If a Board were to decide to make an acquisition, sell a division, repurchase stock or increase capital spending based on a standard of “What’s the harm?” – that Board would be derelict in its duties. The decision of whether to support a nominee for election is no different. Your Board takes seriously its obligation to nominate the very best candidates available. We will not, in Carl Icahn’s words, “simply add” him to the Board just to avoid a proxy fight.

          Your Board is comprised of proven business and academic leaders – serious, dedicated individuals who are committed to doing what is in the best interests of Motorola and its stockholders. We are not convinced that Carl Icahn would commit the time and energy necessary to serve you well as a Board member.

          In a Reuters interview, Carl Icahn admitted that he might have dropped his demand for a Board seat had Motorola pursued his ill-advised leveraged stock repurchase program. Remember, first and foremost, Carl Icahn is a professional investor whose business is running funds which buy and sell public company securities. He has responsibilities to his investors which may conflict with his ability to represent all stockholders.

Your Board is, and always has been, open to “fresh perspectives.”

          Your Board regularly considers adding independent directors with the right qualifications and commitment. In fact, your Board has added five new independent directors since January 2004, each of whom brings a fresh perspective that adds to the strength of your Board.

          Since he became a Motorola stockholder three months ago, your Board has been listening to Carl Icahn. We even offered to work with Carl Icahn to identify a mutually acceptable candidate, but he declined.

Your Board has a proven track record of taking proactive steps and creating significant stockholder value.

          Each of your directors has extensive knowledge of, and a commitment to, Motorola and its businesses. Furthermore, your Board has actively guided the Company’s strategic direction and has taken decisive actions to improve stockholder value based on its deep experience and interest in Motorola’s technology, customers and products.

          Since April 2003, Motorola has achieved nearly 30% annualized returns. Said another way, $100 invested in Motorola common stock on April 25, 2003 would be worth over $280 today.1

          During the past four years, your Board and management have taken significant steps to achieve this return, including:

  Returning over $7 billion to stockholders through share repurchases since May 2005 and generating over $35 billion of stockholder value in the last four years by enhancing Motorola’s balance sheet to provide competitive flexibility.
  Significantly transforming Motorola and improving the Company’s cost structure, including reducing the number of operating divisions from 6 (in 2003) to 3 today while doubling revenues and almost quadrupling operating profits over the same four year period.
  Replacing the Company’s prior Chief Executive Officer with a new Chief Executive Officer while significantly bolstering management strength with new senior hires and 5 new independent board members.
  Divesting Motorola’s semiconductor business – a 23,000-person organization representing a 50 year legacy business for Motorola – in a tax-free distribution to stockholders (in December 2004, Motorola stockholders received approximately $5.0 billion in the form of Freescale Semiconductor common stock. Freescale was taken private in December 1, 2006 for approximately $17 billion) and divesting Motorola’s legacy automotive electronics business, as well as several other non-core businesses.
  Guiding and supporting multiple acquisitions and investments including the recent acquisitions of Symbol Technologies, Good Technology and dozens of other acquisitions that have delivered over 1,500 patents to the Company supplementing Motorola’s already prolific patent portfolio.

          As a result of these steps your Board has taken, Motorola is today #1 or #2 in nearly every key segment in which it operates.

After carefully considering Carl Icahn’s nomination, your Board unanimously determined that he is NOT the right person to serve as a Motorola director.

  Carl Icahn offers no plan to deliver value to all Motorola stockholders or to improve the performance of our Mobile Devices business. In fact, his only suggestion thus far was a leveraged $15 billion to $20 billion share repurchase program, which even he now admits was inadvisable.
  Carl Icahn is unfamiliar with Motorola, our industry, technologies, customers and markets.
  Carl Icahn’s multiple other commitments as a director and investor would not, in our view, permit him to devote sufficient time or attention as a Motorola director.

_________________________

1 Current value takes into account dividends and value of Freescale Semiconductor shares distributed to shareholders; assumes all dividends reinvested at the market closing price on day of payment; value of FSL represents 0.110415 FSL shares per MOT share owned at December 2004 multiplied by shares held at that time multiplied by take private cash consideration of $40.00 per FSL share.

  Carl Icahn’s success as an investor does not, in and of itself, qualify him to serve on your Board – investor experience does not ensure director effectiveness.

          Ask yourself: if Carl Icahn wants to serve on your Board, shouldn’t he understand the Company and its needs? Shouldn’t he have engaged in a dialogue with the Company before buying stock and demanding an ill-advised stock buyback?

Ask yourself: if elected, how would Carl Icahn balance his responsibilities to investors in his funds, and his duties to you in his role as a Motorola director?

          As you consider this important voting decision, ask yourself the following questions about the potential conflicts if Carl Icahn was elected to your Board:

  As an active trader in securities, how would Carl Icahn manage the trading restrictions applicable to all directors and balance them with his obligations to his own investors? If there were an opportunity for Carl Icahn’s funds to sell Motorola shares at a favorable price, would he simply resign from your Board to take advantage of it?
  Do you believe Carl Icahn views serving as a director of a public company as a serious commitment or merely as an adjunct to his investing activities – to be discarded when no longer needed to support a particular agenda? Carl Icahn currently serves on as many as eight boards and is chairman of at least four. He is also seeking election to the Board of WCI Communities, Inc., a publicly-traded company that he is attempting to take over. Your Board takes little comfort in Carl Icahn’s “offer” to reduce his other board positionsto less than six if he is elected to your Board.
  Institutional Shareholder Services (ISS), a proxy advisory firm, has stated that, if elected, Carl Icahn would be well informed because “he will be supported by the full research and analytical team of his multi-billion dollar hedge fund.” How will Carl Icahn ensure that confidential information about Motorola is used only in the interest of Motorola stockholders?

Glass Lewis recommends Motorola stockholders vote FOR the election of Motorola’s directors, rejecting Carl Icahn’s nomination to your Board.

          In recommending that Motorola stockholders vote FOR Motorola’s incumbent directors and AGAINST Carl Icahn’s nomination, Glass Lewis, another leading proxy advisory firm, noted in its report*:

"[Mr. Icahn's] plan for improving Motorola's current position is short on details. Furthermore, while we acknowledge Mr. Icahn's lengthy record in generating shareholder value in turnaround situations, without a definitive plan put forth, shareholders are left to rely solely on Mr. Icahn's record and generic calls for a more engaged board ... [W]e do not feel Mr. Icahn's proposal meets the requirements necessary to take the significant step of electing a dissident board member." “[N]either the size nor length of [Carl Icahn’s] holdings in Motorola should automatically qualify him as a director.... we believe he could be a positive influence on the board and management as an active, large investor in Motorola even without serving as a director on the board.”

          Your Board has listened and will continue to listen to the views of all Motorola stockholders, including Carl Icahn, and we welcome Carl Icahn as an investor. However, we strongly believe that Carl Icahn is not the right person to serve on your Board and we do not believe he would add value as a director.

RE-ELECT YOUR BOARD. VOTE THE WHITE PROXY CARD TODAY

          We urge all stockholders to vote for the election of all nominees proposed by Motorola’s Board, on the WHITE proxy card. Your Board is unanimous in its opposition to Carl Icahn’s nomination and requests that you discard Carl Icahn’s gold proxy card.

          Motorola’s 2007 Annual Meeting of Stockholders is less than one week away. Your is extremely important. No matter how many shares of Motorola stock you own, it is important that your shares be represented and voted at the Annual Meeting. Please sign, date and return your WHITE proxy card today. We also encourage you to vote by Internet and phone by following the instructions on the WHITE proxy card.

On behalf of Motorola’s Board of Directors,

Sincerely,

Edward J. Zander	Samuel C. Scott III
Chairman of the Board and Chief Executive Officer	Lead Director
Motorola, Inc.	Motorola, Inc.

* Permission to use quotations was neither sought nor obtained.

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Vote the WHITE Proxy Card.

Instructions for voting your shares by telephone, Internet or mail are enclosed, along with your WHITE proxy card and postage-paid return envelope.

If you’ve already signed and returned Carl Icahn’s gold proxy card, you can revoke that vote and cast a new vote by completing, signing, dating and returning the enclosed WHITE proxy card today.

If your shares of Motorola Common Stock are held for you by a broker or bank, only your broker or banker can vote your shares and only after receiving your specific instructions. In that case, you are asked to complete, sign, date and return the enclosed WHITE voting instruction form today.

If you need assistance in voting your shares by telephone, Internet or mail, please call D. F. King & Co., Inc., which is assisting Motorola, toll-free at 1-800-488-8095.

__________________________________________________________________________________________________________________________________________

In connection with the solicitation of proxies, Motorola has filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement (the “Proxy Statement”). The Proxy Statement contains important information about Motorola and the 2007 annual stockholders meeting. Motorola’s stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Motorola through the website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com. The Proxy Statement is also available on Motorola’s website at http://www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. by phone toll-free at 1-800-488-8095.